EXHIBIT 5(a)




                                   Contact:
                                   Electronic Retailing Systems
                                     International, Inc.
                                   Bruce F. Failing, Jr.
                                   President and Chief Executive
                                     Officer
                                   (203) 761-7900


FOR IMMEDIATE RELEASE

        ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
         COMPLETES SALE OF 13.25% SENIOR DISCOUNT NOTES
               WITH COMMON STOCK PURCHASE WARRANTS


     Wilton, Connecticut--January 24, 1997--Electronic Retailing Systems International, Inc. ("ERS")(NASDAQ:ERSI) announced that it has completed the sale, in a private offering, of 147,312 Units ("Units") consisting of $147,312,000 principal amount at maturity of 13.25% Senior Discount Notes due February 1, 2004 (the "Notes") together with warrants to purchase an aggregate of 2,538,258 shares of ERS common stock, $.01 par value, at an exercise price of $5.23 per share, exercisable from the period commencing on the first anniversary of closing through February 1, 2004. Credit Suisse First Boston Corporation and UBS Securities LLC were the initial purchasers of the Units.

     The Units were sold to investors at a price aggregating approximately $100,000,000, representing a yield to maturity on the Notes of 13.25%. No cash interest will accrue on the Notes prior to February 1, 2000. The Notes are non-callable prior to February 1, 2001. Patricof & Co. acted as an advisor in this transaction.

     ERS intends to use the net proceeds from the sale, estimated at $95 million, in connection with the anticipated expansion of its operations, including for manufacturing and carrying costs attendant to its previously announced new business strategy. In addition to direct sales, ERS intends to offer its wireless new generation electronic shelf label system on a fee based, or "tolling" arrangement, whereby ERS will own the system and, with no upfront cash cost to the retailer, furnish the system to retailers who will pay monthly fees to ERS based primarily on their actual usage of the system. The proceeds will also be used for general corporate purposes, including the funding of ERS's on-going engineering and development efforts.

     The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from the registration requirements of said Act and applicable state securities laws.

     ERS is a leading developer and supplier of electronic shelf label systems. The ERS system is designed to provide accurate pricing by linking a store's central computer both to its checkout scanner and to the ERS electronic liquid crystal display shelf labels at the shelf edge. The ERS system allows for pricing information to be automatically changed on the electronic shelf labels when prices in the point-of-sale systems are changed. This system eliminates the need for paper price labels, which require labor-intensive servicing and do not provide the high level of pricing accuracy achieved by electronic shelf label systems. The ERS system also includes patented software applications that enable the retailer to communicate additional product information to and from the aisle to secure additional merchandising, space management, and inventory management benefits.

     ERS's common stock is traded on the NASDAQ National Market
System under the symbol "ERSI".



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